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                                                             Exhibit 99

FOR IMMEDIATE RELEASE                                        Media Contact:
---------------------                                        Tina Holmes
February 27, 2001                                            (304) 769-1136


City Holding Selects New President and Chief Executive Officer


     CHARLESTON, WV--City Holding Company (NASDAQ-NMS: "CHCO"), a $2.7 billion dollar bank holding company headquartered in Charleston, West Virginia, today announced that Gerald R. Francis will serve as special assistant to the Board of Directors of City Holding Company and City National Bank of West Virginia. Upon obtaining a notice of non-objection from the Office of the Comptroller of the Currency (OCC), Francis will immediately assume the position of President and Chief Executive Officer of City Holding Company and its lead bank, City National Bank of West Virginia.

     Francis most recently served as President of Peoples Bank and Trust Company, Indianapolis, IN, which was acquired in November 1999 by Fifth Third Bancorp. At the time of the acquisition, Peoples Bank had $659 million in assets, $572 million in deposits, and operated nine banking offices in Indianapolis. During Francis' four years as Peoples President, earnings increased by 134%, return on equity increased from 9.7% to 17.2%, the loan portfolio grew by 67% and deposits increased by 87%. He improved Peoples operating efficiency from 72.4% to 55.4% by growing revenues 59% while limiting expense growth to 33%.

     Prior to his service with Peoples Bank, from 1992 to 1995 Francis was Chairman and Chief Executive Officer of Bank One, Cincinnati, Ohio, and from 1989 to 1992 was a Regional President of Bank One. Francis received his Bachelor's degree in Finance from Wright State University in Dayton and his MBA from the University of Dayton, Ohio.
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     Philip L. McLaughlin, Chairman of the Board of City Holding, said, "We are very excited that Jerry Francis is joining our organization as President and Chief Executive Officer. The Board of Directors engaged in a comprehensive search process that identified Jerry as the leading candidate for the position. We are confident he will be instrumental in the turnaround of our company. We express our thanks to the officers of City Holding who have acted in this interim period so faithfully and conscientiously, with special thanks to Acting CEO Bob Henson."

     "I am very honored and pleased at being selected as City's new President and CEO. I am looking forward to meeting the staff and helping to lead City Holding and City National in their quest to be the best community bank in West Virginia. I am excited about moving to Charleston and getting immediately involved with the bank and the communities we serve," said Francis.

     City Holding Company is the parent company of City National Bank of West Virginia, Del Amo Savings Bank, FSB, Frontier State Bank, and City Financial Corporation. City National Bank, in addition to its banking divisions, operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services; Jarrett/Aim communications, a direct mail service provider; and CityNet, a web-site development firm.

       Information contained in this news release includes forward-looking information. Such forward-looking information involves risks and uncertainties and is provided to assist investors and Company shareholders in understanding anticipated operations of the Company, including employment of a new chief executive officer. The Company disclaims any intent or obligation to update this forward-looking information.


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To:         City Holding Company Shareholders

From:       Jerry Francis
            Special Advisor to the Board, City Holding Company

Subject:    Turnaround Memo #1

Date:       February 27, 2001
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     From time to time over the coming months I will be updating you on the turn- around underway here at City Holding. In this first memo I would like to share with you my broad view on the company's strengths as well as the challenges it faces. In future memos you might expect more specific details on actions taken.

     First, behind our current problems, there is a very good community banking franchise... 1,300 dedicated employees, 58 branches, 118,000 retail households, and 5,600 commercial customers.

     Secondly, our current problems are all solvable. We have the means and the will to do so and are committed to getting the job done this year.

     Thirdly, we have developed and adopted a strategic plan for the Company that is detailed, comprehensive, and completely sufficient to restore City Holding to a high performance level.

     Most significantly, our long-term plan calls for the disposition of non-core businesses including our two California banks, and a refocusing on our core West Virginia community banking franchise.

     In order to implement this plan, we will need to take actions in the very near term including:

     .  Realignment of the management and reporting structure of the Company.
     . Sale of non-core businesses: Del Amo Savings Bank, Frontier Bancorp, CityNet and Jarrett/Aim Communications.
     . Employment of senior executives, including a Senior Credit Officer to strengthen loan policies and procedures.
     .  Determination of loan loss reserve adequacy through completion of a loan portfolio review.
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     .  Determination of the fair value of retained interest in securitized loan pools in light of accounting principal changes.

     Extraordinary and one time expenses associated with restructuring, dispositions, accounting principal changes and potential additional credit costs are expected to be significant, such that in 2001, City Holding should be viewed as a turnaround story. We are making every effort to identify and bear these costs in the first half of this year so that 2002 will become an earnings per share story.

     We believe the greatest risk we face would be losing our focus and commitment to serving our customers and communities we share together. Correspondingly, our greatest opportunity then lies in serving all the needs of our core West Virginia customers and in getting new ones.

     Finally, I would be happy to address in future memos any questions you have about our turnaround. Just let me know through our Marketing Department. Their fax number is 304-769-1313 and e-mail address is JackCipoletti@CityHolding.com.
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     Information contained in this release includes forward-looking information.
Such forward-looking information involves risks and uncertainties and is provided to assist investors and Company shareholders in understanding anticipated operations of the Company. The forward-looking information is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results achieved may differ materially from those projected in the forward-looking information. Factors that might cause such a difference include, but are not limited to: (1) the Company may be required to take additional actions and incur additional expenses in order to restructure its operations; (2) actions taken to restructure the operations of the Company and divest all of the Company's non-core business lines; (3) competitive pressures may increase significantly; (4) general economic or business conditions, either nationally or in the states or regions in which the Companies compete maybe less than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (5)legislative or regulatory changes may adversely affect the businesses in which the Companies are engaged; and (6) changes may occur in securities markets. The Company disclaims any intent or obligations to update this forward-looking information.